KEY EXECUTIVE EMPLOYMENT AGREEMENT

         THIS KEY EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made this 22nd day of March, 2006 (the "Effective Date"), by and between DIRECT RESPONSE FINANCIAL SERVICES, INC., a Delaware Corporation (the "Company"), and DANIEL BRANDT (the "Executive").

         WHEREAS, the parties are entering into this Agreement to set forth and confirm their respective rights and obligations with respect to the Executive's employment by the Company.

         NOW THEREFORE, in consideration of the mutual covenant set forth below, the parties agree as follows:

                               TERMS & CONDITIONS

1. EMPLOYMENT. Company hereby hires Executive as its Chief Financial Officer. For the initial 90 day period following the Effective Date, Executive shall have the title of Interim Chief Financial Officer.

2. DUTIES. POLICIES. Executive agrees to serve as the Chief Financial Officer as defined in Exhibit "A," attached and incorporated herein by reference, subject to the terms set forth in this Agreement and the provisions of the Bylaws of the Company. Executive hereby accepts such employment on the terms and conditions described herein, and further agrees that the general employment practices and policies of Company shall govern the employment relationship. Where the terms of this Agreement and the general policies and procedures of the Company conflict, this Agreement shall control. Executive shall obtain the prior written approval of the Company's Board of Directors (which approval shall not be unreasonably withheld), before Executive shall be entitled to serve as director on the governing boards of other for-profit or not-for-profit entities and to retain any compensation and benefits resulting from such service, so long as such service does not unduly interfere with his duties and obligations under this Agreement.

3. STANDARD OF PERFORMANCE. Executive shall at all times faithfully and industriously and to the best of Executive's ability, experience, and talents perform all of the duties that may be required of Executive and as may be assigned to Executive from time to time by the Board of the Company pursuant to the terms of this Agreement. Executive agrees to perform said duties during the hours of 8:00am to 5:00pm PST. Any work performed on weekends or holidays will be at the sole discretion of Executive.

4. TERM. The term of Executive's employment, pursuant to this Agreement, will commence on the 1st day of March, 2006 (the "Commencement Date") and continue until the 28th day of February, 2008 (the "End Date"), or upon termination of this Agreement described in Section 12 below, whichever shall occur first. This provision is for reference and convenience of the parties to this Agreement and in no way diminishes the at-will nature of this Agreement.

5. LOCATION. Executive's primary place of business shall be at the Company's headquarters in Westlake Village, California.

6. TRAVEL. Executive understands and agrees that it may be necessary for him from time to time to travel to other locations either in the domestic United States or internationally. Executive shall be promptly reimbursed by Company for approved travel expenses pursuant to Section 10, below.

7.    RENEWAL. If this Agreement has not been previously terminated pursuant to
      Section 12 below, then, without further action by either party, this Agreement shall be renewed for a period of one year from the End Date, and in each succeeding year for an additional one year renewal term or, in each case until termination as described herein. Such term is for convenience only and does not diminish the at-will nature of this Agreement.

8. COMPENSATION. In consideration of all services rendered during the term of this Agreement, Company shall pay Executive the amounts described in Exhibit "A", which is attached and incorporated fully by reference herein. Executive will receive no additional compensation for serving the Company in any other capacity, unless by prior written approval of the Board of Directors.

      a. BENEFITS. Subject to Section 9 and upon satisfaction of applicable eligibility requirements, Executive shall be entitled to participate in all fringe benefits which Company may from time to time make generally available to other Executives of the Company with comparable responsibilities, subject to the provisions of those programs, including but not limited to incentives, bonuses, retirement, profit-sharing, life, medical, disability, and other plans and programs (collectively "Benefits") as may be offered by Company from time to time.

      b. STOCK ENTITLEMENT. Executive shall be entitled to stock in Company as described in Exhibit "A." Said entitlement is based upon Executive's continued employment, subject to the provisions of Sections 12 and 13 below, during the initial term of this Agreement. All stock granted to Executive pursuant to this Agreement shall be "Rule 144" restricted common stock.

      c. INCENTIVE BONUS COMPENSATION. Executive shall be entitled to incentive bonus compensation as described in Exhibit "A" as well as participate in any future Company incentive bonus compensation plan as Company may adopt from time to time.


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

      d. STOCK INCENTIVE PLAN. Executive shall be entitled to incentive stock as described in Exhibit "A." Said entitlement is based upon Executive's continued employment with Company. Executive shall also be entitled to participate in the Company's stock option plan at an Executive level. All stock options shall be subject to the stock option plan and stock option agreement approved by the Company board of directors.

      e. VACATION. Executive shall be entitled to vacation time, as defined in Exhibit "A" attached hereto and incorporated by reference herein, during each year of the term of the Agreement. Executive shall take vacations in accordance with the Company's policies as they may change from time to time. Further, Executive agrees that vacations shall be taken at a time convenient for the Company as signified by the approval of the Company officer to whom the Executive has direct reporting responsibility.

9. DEDUCTIONS. Company shall, after Executive's initial 90 days of employment, deduct and withhold from all compensation payable to Executive all amounts required to be deducted or withheld pursuant to any present or future federal, state, or local law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction or withholding.

10. EXPENSES. The Company shall promptly reimburse Executive, in accordance with the Company's policies and procedures in effect from time to time, for all expenses reasonably incurred by Executive in performance of Executive's duties under this Agreement. Expenses exceeding $1,000 in any calendar month must be pre-approved in writing by the Company's Chief Executive Officer. Executive is responsible for proper substantiation and reporting of actual and incurred expenses. Executive may consult with a tax advisor to determine the deductibility or taxability of payments made under this section.

11. INDEMNIFICATION. The Company shall indemnify, to the full extent and in the manner permitted under the laws of the State of California and any other applicable laws, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that Executive is or was a director or officer of the Company or served any other enterprise as a director of officer at the request of the Company; such right of indemnification shall be applicable to the executors, administrators and other similar legal representatives of the Executive. The provisions of this section shall be deemed to be a contract between the Company, and any repeal or modification of this section shall not affect any rights or obligations then existing with respect to any state of facts then existing or any action, suit or proceeding brought based in whole or in part upon any such state of facts. The foregoing rights of indemnification shall not be deemed exclusive on any other rights to which the Executive or his legal representative may be entitled apart from the provisions of this section. The Company's indemnification obligations shall be binding on the Company and its successors and assigns and shall inure to benefit of and, where applicable, shall be binding on each party entitled to indemnification herein.

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

12. TERMINATION. This Agreement and Executive's employment by Company may be terminated by either party prior to the end of the initial term (or any renewal period) upon thirty (30) days' prior written notice to the other party, with termination date effective upon the lapse of thirty (30) days from the receipt of notice of intent to terminate (the "Effective Termination Date"). Executive's employment may be terminated i) upon any change of control as described in Subsection (a) below; ii) Executive's death or disability as described in Subsection (b) below; iii) for any reason other than for cause or non-performance at any time; or iv) for cause, as defined in Subsection (c) below.

      a. CHANGE OF CONTROL. The term "Change of Control" shall mean any sale, merger or hostile takeover of Company which has the effect of causing involuntary or constructive termination of the Executive within one year after the event described above. Equity grants shall completely vest upon the completion of Change of Control described in this section. In the event of constructive termination any "Post Termination Benefits" will be paid in accordance with Exhibit "A."

      b. DISABILITY. The term "disability" means the determination under the Company's Disability Plan, as issued from time to time, that the Executive is eligible to receive a disability benefit.

      c. CAUSE. The term "cause" in the event of termination of the Executive employment means: i) the commission of any act of fraud, embezzlement or dishonesty by the Executive that is materially and demonstrably injurious to the Company; ii) any act or omission by Executive which constitutes a default or breach of the terms in this Agreement, including, but not limited to Sections 14, 15, 16, any bylaws or other governing material of the Company; iii) any other intentional misconduct by the Executive that has a material adverse affect on the business or affairs of the Company or its affiliates; and iv) any non-performance of employment duties by Executive. "Intentional misconduct" means any act or omission that is detrimental to the business or the reputation of the Company as perceived by the general public and similar industry participants. "Non-performance" means the determination by a majority of the Board of Directors, in their sole and absolute discretion, that the Executive refuses or is not performing the duties or obligations as defined by this Agreement. The Board shall provide the Executive with written notice which specifically identifies the manner in which the Board believes Executive is not performing the duties and obligations as defined herein.

13.   CONSEQUENCES OF TERMINATION. In the event of termination as described in
      Section 12, Company shall be obligated to make payments and provide benefits accrued to the Executive within fifteen (15) business days of the Effective Termination Date.

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

      a.    TERMINATION BY EMPLOYER.

            i. FOR CAUSE. Upon effective termination for cause, Executive is entitled to accrued salary, vested stock, and benefits. No severance will be paid and Executive may be liable for any and all legal fees, costs, judgments, fines, attorneys' fees and costs, related to the litigation or dispute resolution, fines or judgments incurred as a result of Executive's conduct as described in Section 12(c).

            ii. WITHOUT CAUSE. Where Company terminates Executive at its sole discretion, Executive is entitled to accrued salary, vested stock, and the Post Termination Benefits as the Company has made available from time to time, specifically as identified in Exhibit "A" herein.

      b.    TERMINATION BY EXECUTIVE.

            i. VOLUNTARY. Where Executive voluntarily terminates Executive's employment with Company, for any reason other than retirement, disability, as defined in Section 12(b), or "cause" as defined in Section 12(c) above, Executive is entitled to accrued unpaid salary and any benefits required by law. Any Post Termination Benefits are not available and not payable to Executive should Executive terminate employment by reason hereof.

            ii. INVOLUNTARY. Where Executive's employment is terminated due to retirement, death or disability, then the Executive or the Executive's representative (including anyone representing Executive's interests subsequent to the above-mentioned events) is entitled to any accrued unpaid salary, vested stock and Post Termination Benefits.

      c. POST TERMINATION BENEFITS. Subject to the provisions relating to Termination in Sections 12 and 13 above and subject to any specified terms in Exhibit "A," Post Termination Benefits are limited to such benefits described therein.

14. CONFIDENTIAL AND PROPRIETARY INFORMATION OBLIGATIONS. During the term of employment under this Agreement, Executive will have access to and become acquainted with Company's confidential and proprietary information (collectively, "Proprietary Information"), including but not limited to information or plans concerning Company's customer relationships; client lists; personnel; sales, marketing, and financial operations and methods; trade secrets; formulas; devices; secret inventions; processes; and other compilations of information, records, and specifications, designated and treated as confidential and propriety property of Company. Executive acknowledges that such Proprietary Information constitutes or contains in whole or part Company Trade Secret and is the sole property of Company. Executive shall not utilize, employ, distribute, replicate or retain any Proprietary Information for Executive's own benefit or the benefit of any third party. Any Proprietary Information removed shall immediately be returned to Company upon termination of employment.

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

15. NONDISCLOSURE. Executive shall not disclose any of Company's Proprietary Information directly or indirectly, or use it in any way, either during the term of this Agreement or at any time thereafter, except as reasonably necessary in the course of his employment for Company or as authorized in writing by Company. All files, records, documents, computer-recorded or electronic information, drawings, specifications, equipment, and similar items relating to Company's business, whether prepared by Executive or otherwise coming into his possession, shall remain Company's exclusive property and shall not be removed from Company premises under any circumstances whatsoever without Company's prior written consent, except when (and only for the period) necessary to carry out Executive's duties hereunder.

16. NON-COMPETITION. Executive agrees that, during the term of this Agreement, Executive shall not knowingly, without Company's prior written consent (which consent will not be unreasonably withheld), directly or indirectly, be employed by, be connected with, or otherwise have an interest in, including, but not limited to an Executive, consultant, officer, director, partner, stockholder, joint-venturer, with any person or entity owning, managing, controlling, operating or otherwise participating or assisting in businesses that directly or indirectly compete with the business of Company in any location; provided, however, that the foregoing shall not prevent Executive from being a stockholder of less than one percent (1%) of the issued and outstanding securities of any class of a corporation listed on a national securities exchange or designated as national market system securities on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. The breach or violation of this section will be immediate grounds for termination, forfeiture of any and all post termination benefits and all stock options.

17. INJUNCTIVE RELIEF. The parties agree that damages would be an inadequate remedy for Company in the event of a breach or threatened breach of Sections 14, 15 or 16 of this Agreement by Executive, and in the event of any such breach or threatened breach, Company may, either with or without pursuing any potential damage remedies, obtain and enforce an injunction prohibiting Executive from violating this Agreement and requiring Executive to comply with its terms.

18. EXECUTIVE'S REPRESENTATIONS. Executive hereby represents and warrants to Company that he: (a) is not now under any contractual or quasi-contractual obligation that is inconsistent or in conflict with this Agreement or that would prevent, limit or impair Executive's performance of his obligations under this Agreement; (b) that he has been advised that he may seek the advice and representation of independent counsel prior to entering into this Agreement; and (c) fully understands its terms and provisions.

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

19. DISPUTE RESOLUTION AND BINDING ARBITRATION. Executive and Company agree that, if a dispute arises concerning or relating to Executive's employment with Company, the dispute shall be submitted to binding arbitration under the rules of the American Arbitration Association (AAA) then in effect. The arbitration shall take place in Los Angeles, California, and both Executive and Company agree to submit to the jurisdiction of the arbitrator selected in accordance with AAA rules and procedures. Except as set forth in Section 17, Executive and Company agree that this arbitration procedure will be the exclusive means of redress for any disputes relating to or arising from Executive's employment with Company, including disputes over rights provided by federal, state or local statutes, regulations, ordinances, and common law, including all laws that prohibit discrimination based on any protected classification. The parties expressly waive the right to a jury trial, and agree that the arbitrator's award shall be final and binding on both parties, and non-appealable. The arbitrator shall have discretion to award monetary and other damages, or to award no damages, and to fashion any other relief the arbitrator deems appropriate. The arbitrator shall have discretion to award the prevailing party reasonable costs and attorney fees incurred in bringing or defending an action under this Section.

20. ATTORNEYS' FEES. If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach of this Agreement, the prevailing party shall be entitled to reasonable attorney fees, as well as costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

21. NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective on the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing first class mail to the recipient at the address indicated below:

      Direct Response Financial Services, Inc.             DANIEL BRANDT
      c/o Douglas R. Hume, Esq.                            8296 Gould Avenue
      31416 W. Agoura Road, Ste. 240                       Los Angeles, CA 90046
      Westlake Village, CA 91361

      or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

22. SEVERABILITY. If any term, provision, or part of this Agreement is found by a court to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms, provisions, and parts of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. On such determination that any term, provision, or part of this Agreement is invalid, illegal or incapable of being enforced, this Agreement shall be deemed to be modified so as to effect the parties' original intent as closely as possible to the end that the transactions contemplated by this Agreement and the terms and provisions of this Agreement are fulfilled to the greatest extent possible.

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

23. ENTIRE AGREEMENT. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter of the Agreement and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral. Without limiting the generality of the foregoing, except as provided in this Agreement, all understandings and agreements, written or oral, relating to Executive's employment by Company, or the payment of any compensation or the provision of any benefit in connection therewith or otherwise, are hereby terminated and shall be of no future force and effect.

24. COUNTERPARTS. This Agreement may be executed on separate copies, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

25. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and Company, and their respective successors and assigns, except that Executive may not assign any of his rights or duties under this Agreement without Company's prior written consent.

26. AMENDMENTS. No amendments or other modifications to this Agreement may be made except by a writing signed by both parties. Except for Executive's estate or legal representative and affiliates of Company, nothing in this Agreement, express or implied, is intended to confer on any third person any rights or remedies under or because of this Agreement.


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

27. CHOICE OF LAW. Executive and Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

      IN WITNESS WHEREOF, the parties now execute this Agreement, to be effective on the date first stated in this Agreement.

         ACKNOWLEDGED AND ACCEPTED:
         DANIEL BRANDT


    By:  /s/ Daniel Brandt
         -------------------------


         ACCEPTED AND AGREED:
         DIRECT RESPONSE FINANCIAL SERVICES, INC.


   By:   /s/ T. Randolph Catanese
         ------------------------
         T. Randolph Catanese
         Chief Executive Officer


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

                                    EXHIBIT A

1. JOB DESCRIPTION - Executive shall serve in an executive capacity and shall perform such duties as are consistent with his position as Chief Financial Officer and as may be reasonably required by Company's Board of Directors (the "Board"). Such duties shall include, without limitation, the duties and responsibilities typically carried out by a Chief Financial Officer of a corporation, specifically including: Management of Company financial operations including coordination with Company accountants, investor development and market development re stock investment by institutional investors, leading and coordinating Company's efforts to develop and implement strategic and operating plans for Company; executing day-to-day financial management of Company; supporting the development and growth of Company, .

2. COMPENSATION - $5,000.00 per month for first twelve (12) months following the Effective Date. During the twelfth month following the Effective Date, Company and Executive agree to meet to renegotiate in good faith compensation for the remainder of the Term. Further, during the Term of employment, Executive shall be granted 500,000 Rule 144 shares of Company common stock, vesting monthly over twenty-four (24) months. Stock shall be issued to Executive on a quarterly basis following each quarter of vesting.

3. BONUS COMPENSATION - Executive shall have the opportunity to receive bonus compensation dependent upon Company performance as follows:

         For each calendar month that the Company's Direct2Own division books gross sales in the amount of $500,000, Executive shall receive bonus compensation totaling One Thousand Dollars ($1,000) for that month.

         For each calendar month that the Company's Direct2Own division books gross sales in the amount of $750,000, Executive shall receive an additional Five Hundred Dollars ($500.00) for that month.

         For each calendar month that the Company's Direct2Own division books gross sales in the amount of $1,000,000, Executive shall receive an additional Five Hundred Dollars ($500.00) for that month.

         For example, should Company's Direct2Own division book gross sales in the amount of $1,000,000 for calendar month August, 2006, Executive shall receive bonus compensation for that month in the amount of Two Thousand Dollars ($2,000).

4. INCENTIVE STOCK GRANTS- Should the price of the Company's stock reach Ten Cents ($0.10) per share, Executive shall be granted 250,000 shares of Company stock. Should the price of the Company's stock reach Twenty Cents ($0.20) per share, Executive shall be granted an additional 250,000 shares of Company stock. Such stock shall be in the form of either S-8 free trading shares or stock options, at Executive's election.

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

5. VACATION - No vacation shall be granted to Executive during the first twelve
(12) months of the Agreement. During the twelfth month following the Effective Date, Company and Executive agree to meet to renegotiate in good faith vacation days for the remainder of the Term.

6. POST TERMINATION BENEFITS - Executive will receive no post-termination benefits during the first twelve (12) months of the Agreement. During the twelfth month following the Effective Date, Company and Executive agree to meet to renegotiate in good faith post-termination benefits for the remainder of the Term.



ACKNOWLEDGED:   Executive: /s/ Daniel Brandt    Company: T. Randolph Catanese
                           -----------------             --------------------

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